Exhibit 10.1

EXECUTION COPY

U.S. $150,000,000

364-DAY CREDIT AGREEMENT

Dated as of August 29, 2002

Among

THE NASDAQ STOCK MARKET, INC.

as Borrower

THE BANKS NAMED HEREIN

as Banks

SALOMON SMITH BARNEY INC.

as Sole Lead Arranger and Sole Book Manager

CREDIT LYONNAIS NEW YORK BRANCH

as Documentation Agent

and

CITIBANK, N.A.

as Administrative Agent

T A B L E   O F   C O N T E N T S

i

ii

iii

CREDIT AGREEMENT dated as of August 29, 2002 among THE NASDAQ STOCK MARKET, INC., a corporation organized under the laws of Delaware (the “Borrower”), the banks (each a “Bank” and, collectively, the “Banks”) listed on the signature pages hereof, and CITIBANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders (as hereinafter defined) make loans to it in an aggregate principal amount not exceeding $150,000,000 at any one time outstanding for the general corporate purposes of the Borrower, and the Lenders are prepared to make such loans upon the terms and conditions hereof.  Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Lender” has the meaning specified in Section 2.04(b)(iv).

“Administrative Agent” has the meaning specified in the introduction hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Affected Person” has the meaning specified in Section 2.16.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Facility Fee Rate” means 0.09% per annum.

“Applicable Margin” means:

(a)                                  for any Advance that is a Base Rate Advance, 0.000% per annum; and

(b)                                 for any Advance that is a Eurodollar Rate Advance, 0.36% per annum.

364-Day Credit Agreement

“Applicable Utilization Fee Rate” means 0.10% per annum.

“Arranger” means Salomon Smith Barney Inc., in its capacity as sole lead arranger and sole book manager.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Bank” has the meaning specified in the introduction hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:  (a) the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate; and (b) ½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance which bears interest at rates based upon the Base Rate.

“Borrower” has the meaning specified in the introduction hereto.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means any of the following events:

(a)                                  the Borrower is merged, consolidated or reorganized into or with another corporation or other Person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding Voting Shares of the corporation or other Person that is the survivor or parent of the survivor of such merger, consolidation or reorganization immediately after such transaction is held in the aggregate by the holders of Voting Shares of the Borrower immediately prior to such transaction; or

(b)                                 the Borrower sells all or substantially all of its assets to any other corporation or other Person, and less than a majority of the combined voting power of the then outstanding Voting Shares of such corporation or other Person immediately after such transaction is held in the aggregate by the holders of Voting Shares of the Borrower immediately prior to such sale; or

(c)                                  any “person” or “group”, as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act (other than (i) the NASD or (ii) the Borrower), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all Voting Shares of the Borrower; or

(d)                                 during any period of 13 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board;

provided, that the occurrence of the Restructuring shall not be deemed to be a Change in Control.

“Citibank” means Citibank, N.A., a national banking association.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning specified in Section 2.01(a).

“Commitment Increase Offer” has the meaning specified in Section 2.04(c)(i).

“Commitment Increase Supplement” has the meaning specified in Section 2.04(c)(iii).

“Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Advances then outstanding constitutes of the aggregate principal amount of the Advances then outstanding).

“Commitment Termination Date” means August 28, 2003 or, in the case of any Lender whose Commitment is extended pursuant to Section 2.04(b), the date to which such Commitment is extended; provided in each case that if any such date is not a Business Day, the relevant Commitment Termination Date of such Lender shall be the immediately preceding Business Day.  When the term “Commitment Termination Date” is used herein without reference to any particular Lender, such term shall, in such instance, be deemed to be a reference to the latest Commitment Termination Date of any of the Lenders then in effect hereunder.

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Capitalization” means, as of the date of determination thereof, the total stockholder’s equity for the Borrower and its Consolidated Subsidiaries (on a consolidated basis) as the same would appear on a consolidated balance sheet of  the Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP, including Consolidated Total Long-Term Indebtedness and preferred stock of the Borrower and its Consolidated Subsidiaries, but excluding any stock, common or preferred, not both issued and outstanding.

“Consolidated EBIT” means, for any period, the sum (without duplication in accordance with GAAP), for the Borrower and its Consolidated Subsidiaries (on a consolidated basis), of (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) Consolidated Interest Expense for such period and (ii) Taxes for such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate amount of interest accruing during such period on Indebtedness of such Person and its Consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP, including the interest portion of payments under Capitalized Lease Obligations and any capitalized interest and amortization of debt discount and expense.

“Consolidated Net Income” means, at any time, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the aggregate of the net income (or loss) for such period determined without duplication in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, consolidated stockholders’ equity less the book value of goodwill, patents, trademarks, service marks, trade names, copyrights, charters, franchises, certificates, permits and licenses and any other intangible assets, all determined in accordance with GAAP.

“Consolidated Total Long-Term Indebtedness” means, at any time, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the aggregate outstanding principal amount of Indebtedness maturing one year or more after the date incurred or incurred under a revolving credit or similar facility having a duration of more than one year or renewable or extendible at the option of the Borrower for more than one year.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.09(b).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or Section 2.09(a).

“Declined Amount” has the meaning specified in Section 2.04(c)(i).

“Declining Lender” has the meaning specified in Section 2.04(c)(i).

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Bank or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” means the earliest date as of which the conditions precedent to effectiveness set forth in Section 3.01 shall have been satisfied or waived.

“Eligible Assignee” means:

(a)                                  a Lender and any Affiliate of such Lender;

(b)                                 a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

(c)                                  a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000;

(d)                                 a commercial bank organized under the laws of any other country which is a member of the OECD or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; and

(e)                                  a finance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $500,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period:

(a)           the offered rate for deposits in U.S. dollars with a maturity comparable to such Interest Period appearing on Telerate Page 3750 as of approximately 11:00 a.m. (London time), on the date two Business Days prior to the commencement of such Interest Period;

(b)           if such rate does not appear on Telerate Page 3750, the offered rate for deposits in U.S. dollars with a maturity comparable to such Interest Period appearing on the display designated on Reuter Page LIBO as of approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period; and

(c)           in the event that neither rate referred to in clauses (a) or (b) is available at such time for any reason, then the “Eurodollar Rate” with respect to such Interest Period for such Eurodollar Rate Advance shall be the rate per annum equal to the average of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to leading banks in the London interbank market at 11:00 a.m. (London time) on the Determination Date in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of the related Borrowing and for a period equal to such Interest Period.

“Eurodollar Rate Advance” means an Advance which bears interest at rates based upon the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Representations” means the representations and warranties set forth in clause (iii) of Section 4.01(e) and in Section 4.01(f).

“Existing Commitment Termination Date” has the meaning specified in Section 2.04(b)(i).

“Facility Fee” has the meaning specified in Section 2.03(a).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the federal government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, the SEC.

“Guarantee” by any Person means, without duplication, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep–well, to purchase assets, goods, securities or services, to take–or–pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm’s length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Agreement” means any rate, basis, commodity, currency, debt or equity swap, any cap, collar or floor agreement, or any similar agreement entered into for the purpose of hedging risk.

“Indebtedness” of any Person means, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds,

debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of Property or services (excluding, however, trade accounts payable arising in the ordinary course of business and not overdue), (d) Capitalized Lease Obligations of such Person, (e) Indebtedness of others Guaranteed by such Person, (f) Indebtedness of others secured by a Lien on the Property of such Person, (g) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of shares of capital stock of such Person, (h) all obligations, contingent or otherwise, of such Person in respect of letters of credit or acceptances (other than commercial letters of credit in respect of trade accounts payable and not overdue) and (i) the net liability of such Person under Hedging Agreements.

“Initial Threshold” means, at any time, the sum of (i) $175,000,000 plus (ii) an amount equal to 50% of Consolidated Net Income (if positive) for each fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2002 plus (iii) an amount equal to 75% of net proceeds of any public equity offering by the Borrower or any Subsidiary after the date hereof.

“Interest Period” means, with respect to any Eurodollar Rate Advance, the period beginning on the date such Eurodollar Rate Advance is made or Continued, or Converted from a Base Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(i)                                     the Borrower may not select any Interest Period that ends after the Commitment Termination Date;

(ii)                                  each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii)                               whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Lenders” means the Banks listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Sections 2.04(c) and 8.06(a), (b) and (c).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having substantially the same effect as a lien, including, without limitation, the lien or retained security title of a conditional vendor.

“Majority Lenders” means, at any time, Lenders whose Commitment Percentages in the aggregate exceed 50% or, if the Commitments have terminated, Lenders having, in the aggregate, Advances in an aggregate principal amount exceeding 50% of the aggregate outstanding principal amount of all Advances.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the legality, validity or enforceability of this Agreement or (iii) the ability of the Borrower to pay and perform its obligations hereunder.

“Material Indebtedness” has the meaning specified in Section 6.01(d).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, at any time, the rating of the Borrower’s unsecured, unguaranteed senior long-term debt obligations then outstanding most recently announced by Moody’s.

“Multiemployer Plan” means as defined in Section 414(f) of the Code.

“Multiple Employer Plan” means a Plan subject to Title IV of ERISA maintained by one or more employers, other than a Multiemployer Plan.

“NASD” means the National Association of Securities Dealers, Inc.

“New Lender” has the meaning specified in Section 2.04(c)(ii).

“New Lender Supplement” has the meaning specified in Section 2.04(c)(ii).

“Non-Extending Lender” has the meaning specified in Section 2.04(b)(ii).

“Notice of Borrowing” has the meaning specified in Section 2.02(a)(ii).

“Notice Date” has the meaning specified in Section 2.04(b)(ii).

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” has the meaning specified in Section 2.14(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Permitted Liens” means any of the following:

(a)                                  Liens securing the performance of, or payment in respect of, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(b)                                 any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business;

(c)                                  customary rights of setoff upon deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business;

(d)                                 Liens arising out of judgments or awards that do not constitute an Event of Default under Section 6.01(g) and in respect of which the Borrower or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and shall be maintaining appropriate reserves with respect to any such judgment or award; and

(e)                                  easements, operating agreements, covenants, conditions, rights of way, survey exceptions, sewers, electric lines, licenses, telegraph and telephone lines, zoning restrictions and other encumbrances on title to, or restrictions on the use of, real property that do not render title to the property encumbered thereby unmarketable or adversely affect the use of such property for its present purposes in any material manner.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or Governmental Authority thereof.

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained, sponsored or contributed to by the Borrower or any of its Subsidiaries or, with respect to such a plan that is subject to Title IV of ERISA, by any member of the Controlled Group.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Reference Banks” means the principal London offices of Citibank, Credit Lyonnais New York Branch and Fifth Third Bank.

“Register” has the meaning specified in Section 8.06(d).

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding,

however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Responsible Officer” of the Borrower means the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President and Treasurer, the Senior Vice President and Secretary or any Executive Vice President of the Borrower.

“Restructuring” means the occurrence of the following:  (i) the approval by the SEC of the Borrower’s application for registration as a national securities exchange and (ii) the NASD ceasing to hold a majority of the combined voting power of the outstanding Voting Shares of the Borrower.

“Reuter Page LIBO” means the page designated “LIBO” on the Reuter Monitor Money Rates Service (or on any successor or substitute page of such service, or any successor to such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time, for purposes of providing quotations of interest rates applicable to deposits in U.S. dollars in the London interbank market).

“SEC” means the U.S. Securities and Exchange Commission.

“Share Repurchase” means the purchase, redemption, retirement or other acquisition by the Borrower of shares of common and/or preferred stock of the Borrower.

“Significant Subsidiary” means any Subsidiary which is so defined pursuant to Rule 1-02 of Regulation S-X promulgated by the SEC.

“Single Employer Plan” means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, other than a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard & Poor’s Rating” means, at any time, the rating of the Borrower unsecured, unguaranteed senior long-term debt obligations then outstanding most recently announced by Standard & Poor’s.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Voting Shares are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“surviving Person” has the meaning specified in Section 6.01(f).

“Telerate Page 3750” means page 3750 of the Telerate Service of Bridge Information Services (or on any successor or substitute page of such service, or any successor to such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time, for purposes of providing quotations of interest rates applicable to deposits in U.S. dollars in the London interbank market).

“Terminating Lender” has the meaning specified in Section 2.02(f).

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA or (d) the institution by the PBGC of proceedings to terminate such Plan, in each case which could reasonably be expected to have a Material Adverse Effect.

“Type” refers to whether an Advance is a Base Rate Advance or a Eurodollar Rate Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all accumulated benefit obligations of the Borrower or any member of the Controlled Group under a Single Employer Plan or Multiple Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions utilized for purposes of determining the current liability for purposes of such valuation.

“Utilization Fee” has the meaning specified in Section 2.03(b).

“Voting Shares” means, for any Person at any time, the outstanding securities of such Person entitled to vote generally in an election of directors (or other persons performing similar functions) of such Person.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary all of the outstanding Voting Shares of which (other than directors’ qualifying shares) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.  Unless otherwise expressly provided, all references herein to a “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the Borrower.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP or statutory accounting principals, as the case may be, consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Advances.  (a)  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into an Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04(a) or increased pursuant to Section 2.04(c) (such Lender’s “Commitment”).

(b)                                 Each Borrowing and each Conversion or Continuation thereof (i) shall (except as otherwise provided in Sections 2.08(f) and (g)) be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of Advances of the same Type (and, if such Advances are Eurodollar Rate Advances, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.10(b) and reborrow under this Section 2.01.

SECTION 2.02.  Making the Advances.

(a)  (i)  Each Borrowing shall be made on notice, given not later than 12:00 p.m. (New York City time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Rate Advances) or given not later than 12:00 p.m. (New York City time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii)                                  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.

(iii)                               Each Lender shall, before 1:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing; provided that, with respect to a Borrowing of a Eurodollar Rate Advance, no Lender having a Commitment Termination Date prior to the last day of the initial Interest Period for such Eurodollar Rate Advance shall participate in such Borrowing.

(iv)                              After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b)                                 Anything in subsection (a) above to the contrary notwithstanding, the Borrower may select Eurodollar Rate Advances for any Borrowing only in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)                                  Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense (excluding loss of profit) reasonably incurred by such Lender as a result of any failure to make such Borrowing (including, without limitation, as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article 3) and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing.  A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and such Advance shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(e)                                  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve the other Lenders of their obligations hereunder to make an Advance on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)                                    Notwithstanding anything in this Agreement to the contrary, no Lender whose Commitment Termination Date falls prior to the last day of any Interest Period for any Eurodollar Rate Advance (a “Terminating Lender”) shall participate in such Advance.  Without limiting the generality of the foregoing, no Terminating Lender shall (i) participate in a Borrowing of any Eurodollar Rate Advance having an initial Interest Period ending after such Lender’s Commitment Termination Date, (ii) have any outstanding Eurodollar Rate Advance Continued for a subsequent Interest Period if such subsequent Interest Period would end after such Lender’s Commitment Termination Date or (iii) have any outstanding Base Rate Advance Converted into a Eurodollar Rate Advance if such Eurodollar Rate Advance would have an initial Interest Period ending after such Lender’s Commitment Termination Date.  If any Terminating Lender has outstanding a Eurodollar Rate Advance that cannot be Continued for a subsequent Interest Period pursuant to clause (ii) above or has outstanding a Base Rate Advance that cannot be Converted into a Eurodollar Rate Advance pursuant to clause (iii) above, such Lender’s ratable share of such Eurodollar Rate Advance (in the case of said clause (ii)) shall be repaid by the Borrower on the last day of its then current Interest Period and such Lender’s ratable share of such Base Rate Advance (in the case of said clause (iii)) shall be repaid by the Borrower on the day on which the Advances of Lenders unaffected by said clause (iii) are so Converted.

SECTION 2.03.  Certain Fees.

(a)                                  Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on the average daily amount (whether used or unused) of such Lender’s Commitment from the date hereof (in the case of each Bank) and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender (in the case of each such Lender) until the Commitment Termination Date of such Lender at a rate per annum equal to the Applicable Facility Fee Rate.  The Facility Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date of each Lender.

(b)                                 Utilization Fee.  For each day on which the aggregate principal amount of Advances outstanding exceeds an amount equal to 50% of the aggregate Commitments, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee (the “Utilization Fee”) on the aggregate principal amount of the Advances of such Lender outstanding on such day at a rate per annum equal to the Applicable Utilization Fee Rate.  The

Utilization Fee will be payable in respect of each Advance on each date on which interest is payable on such Advance, as specified in Section 2.06(a) hereof.

(c)                                  Administrative Agent’s Fee.  The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

SECTION 2.04.  Reduction, Extensions and Increases of the Commitments.

(a)                                  Commitment Reductions.

(i)                                     The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date of such Lender.

(ii)                                  In addition, the Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce in part the unused portions of the Commitments of the Lenders; provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding; and provided further that each partial reduction shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each reduction of the Commitments shall be made pro rata as among the Lenders according to their respective Commitments.  Once reduced or terminated, the Commitments may not be reinstated.

(iii)                             If at any time Consolidated Tangible Net Worth falls below the Initial Threshold, the aggregate amount of Commitments shall automatically be reduced to $100,000,000 (and, if there are Advances outstanding, the Borrower shall repay the Advances to the extent required by Section 2.10(b)).  Each reduction of the Commitments shall be made pro rata as among the Lenders according to their respective Commitments.

(b)                                 Commitment Extensions.

(i)                                     The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 45 days and not less than 30 days prior to the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”), request that each Lender extend such Lender’s Commitment Termination Date for an additional 364 days from the Existing Commitment Termination Date.

(ii)                                  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not more than 30 days immediately prior to the Existing Commitment Termination Date but in any event no later than the date (the “Notice Date”) 20 days prior to the Existing Commitment Termination Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Commitment Termination Date (a “Non–Extending Lender”) shall notify the Administrative Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a

Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(iii)                               The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.04(b) no later than the date 15 days prior to the Existing Commitment Termination Date (or, if such date is not a Business Day, on the next preceding Business Day).

(iv)                              The Borrower shall have the right on or before the Existing Commitment Termination Date to replace each Non–Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Existing Commitment Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date); provided that prior to replacing any Non-Extending Lender with any Additional Commitment Lender, the Borrower shall have given each Lender which has agreed to extend its Commitment Termination Date an opportunity to increase its Commitment by all or a portion of the Non-Extending Lenders’ Commitments.

(v)                                 If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Commitment Termination Date, then, effective as of the Existing Commitment Termination Date, the Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(vi)                              Notwithstanding the foregoing, the extension of the Commitment Termination Date pursuant to this Section 2.04(b) shall be effective only if:

(x)                                   no Default or Event of Default shall have occurred and be continuing on the date of the notice requesting such extension or on the Existing Commitment Termination Date and the representations and warranties set forth in Section 4.01 shall be true and correct in all material respects on and as of each of said dates as if made on and as of said dates (other than any such representation and warranty that expressly speaks as of a date other than the date thereof, in which case such representation and warranty shall be true and correct in all material respects on and as of such other date as if made on and as of said date); and

(y)                                 the Borrower shall have paid in full all amounts owing to each Non–Extending Lender hereunder on or before the Commitment Termination Date of such Lender.

(c)                                  Commitment Increases.

(i)                                     The Borrower may, not more than once in any 364-day period, propose to increase the aggregate Commitments, by giving notice to the Lenders (through the Administrative Agent) of the amount of such proposed increase (such notice, a “Commitment Increase Offer”).  Each Commitment Increase Offer shall offer the Lenders the opportunity to participate in the increased Commitments ratably in accordance with their respective Commitment Percentages.  In the event that any Lender (each, a “Declining Lender”) shall fail to accept in writing a Commitment Increase Offer within 10 Business Days after receiving the same, all or any portion of the proposed increase in the Commitments offered to the Declining Lenders (the aggregate of such offered amounts, the “Declined Amount”) may instead be allocated to any one or more Eligible Assignees pursuant to clause (ii) below and/or to any one or more existing Lenders pursuant to clause (iii) below.

(ii)           Any Eligible Assignee which, with the consent of the Borrower and the Administrative Agent (such consents not to be unreasonably withheld), elects to become a party to this Agreement and obtain a Commitment in an amount equal to all or any portion of a Declined Amount shall execute a New Lender Supplement (each, a “New Lender Supplement”) with the Borrower and the Administrative Agent, substantially in the form of Exhibit F-1, whereupon such Eligible Assignee (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule I shall be deemed to be amended to add the name and Commitment of such New Lender; provided that the amount of the Commitment of such New Lender shall in no event be less than $10,000,000.

(iii)                               Any Lender which (a) accepts a Commitment Increase Offer or (b) with the consent of the Borrower, elects to increase its Commitment by an amount equal to all or any portion of a Declined Amount shall, in each case, execute a Commitment Increase Supplement (each, a “Commitment Increase Supplement”) with the Borrower and the Administrative Agent, substantially in the form of Exhibit F-2, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule I shall be deemed to be amended to so increase the Commitment of such Lender.

(iv)                              If on the date upon which an Eligible Assignee becomes a New Lender pursuant to clause (ii) or upon which a Lender’s Commitment is increased pursuant to clause (i) or (iii) there are Advances outstanding, the Borrower shall, subject to the terms and conditions hereof, borrow Advances from the Lenders and/or (subject to compliance by the Borrower with subsection 8.04(c)) prepay Advances of the Lenders such that, after giving effect thereto, the Advances (including, without limitation, the Types thereof and Interest Periods with respect thereto) shall be held by the Lenders (including for such purposes the New Lenders) pro rata according to their respective Commitment Percentages.

(v)                                 Notwithstanding the foregoing, (a) in no event shall any transaction effected pursuant hereto cause the aggregate Commitments to exceed $200,000,000 or cause an increase in the aggregate Commitments of an amount less than $10,000,000, and (b) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

(vi)                              Notwithstanding the foregoing, in no event shall any transaction be effected pursuant to this Section 2.04(c) unless (i) at the time of and after giving effect to the relevant increase, the Moody’s Rating and the Standard & Poor’s Rating are at least A3 and A-, respectively, and (ii) no Default or Event of Default shall have occurred and be continuing on the date of the relevant Commitment Increase Offer or on the date of any Commitment increase resulting therefrom.

SECTION 2.05.  Repayment.  The Borrower shall repay the then unpaid principal amount of each Advance made by each Lender, and each such Advance shall mature, on the Commitment Termination Date of such Lender.

SECTION 2.06.  Interest.

(a)                                  Ordinary Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  While such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)                                  Eurodollar Rate Advances.  While such Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Period for such Advance equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs at three-month intervals after the first day of such Interest Period, and on each date on which such Eurodollar Rate Advance shall be Continued, Converted or paid in full.

(b)                                 Default Interest.  Notwithstanding the foregoing, if an Event of Default under Section 6.01(a) shall have occurred and be continuing, the Borrower shall pay interest on:

(i)                                     the unpaid principal amount of each Advance owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.06(a)(i) or (a)(ii) above), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Advance pursuant to said Section 2.06(a)(i) or (a)(ii), as applicable; provided that if such Event of Default shall be continuing at the end of any Interest Period for any Eurodollar Rate Advance, such

Advance shall forthwith be Converted to a Base Rate Advance bearing interest as aforesaid in this Section 2.06(b)(i); and

(ii)                                  the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.06(a)(i) above.

SECTION 2.07.  Additional Interest on Eurodollar Rate Advances.  The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender for so long as such Lender is maintaining reserves for Eurocurrency Liabilities, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.  Such notice shall be in reasonable detail.

SECTION 2.08.  Interest Rate Determinations.

(a)                                  Each Reference Bank agrees, upon the request of the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (subject to the provisions set forth in the definition of “Eurodollar Rate” in Section 1.01 and to clause (c) below).

(b)                                 The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.06.

(c)                                  If (1) the relevant rates do not appear on Telerate Page 3750, (2) the relevant rates do not appear on Reuter Page LIBO and (3) fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advances,

(i)                                     the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances for such Interest Period,

(ii)                                  each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(iii)                               the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d)                                 If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent showing calculations in reasonable detail that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i)                                     each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)                                  the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and the Borrower will be deemed to have selected an Interest Period for such Eurodollar Rate Advances of one month.

(f)                                    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(g)                                 Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.09.  Voluntary Conversion and Continuation of Advances.

(a)                                  Optional Conversion.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the outstanding Advances of one Type comprising part of the same Borrowing into Advances of the other Type; provided that (i) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Conversion of a Eurodollar Rate Advance into a Base Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).  Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Advances to be Converted, and (z) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)                                 Continuations.  The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.08 and 2.12, Continue all or any portion of the outstanding Eurodollar Rate Advances comprising part of the same Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Advances so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).  Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Advances to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Advances subject to such Continuation.  Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 2.10.  Prepayments of Advances.

(a)                                  The Borrower may, on notice given not later than 12:00 noon (New York City time) on the second Business Day prior to the date of the proposed prepayment of Advances (in the case of an Eurodollar Rate Advances) or given not later than 12:00 noon (New York City time) on the Business Day of the proposed prepayment of Advances (in the case of Base Rate Advances), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or integral multiples of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b)                                 The Borrower shall forthwith prepay the Advances, together with accrued interest to the date of prepayment and any amounts payable in respect thereof pursuant to Section 8.04(c), in such amount as may be required at any time to assure that the aggregate outstanding principal amount of the Advances does not exceed the aggregate amount of the Commitments.

SECTION 2.11.  Increased Costs.

(a)                                  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation after the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which becomes effective after the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding Taxes or Other Taxes as to which Section 2.14 shall apply) by an amount deemed by such Lender to be material, then the Borrower shall from time to time, within 10 Business Days of receipt of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, in reasonable detail, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, and shall be prima facie evidence of the existence and amounts of the obligations of the Borrower noted therein.  Such certificate shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

(b)                                 If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority which becomes effective after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within 10 Business Days of receipt of demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.  Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

(c)                                  Failure or delay on the part of any Lender to demand compensation pursuant to paragraphs (a) or (b) of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to such paragraph for any increased costs incurred more than 360 days prior to the date that such Lender notifies the Borrower of the change giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, further that, if the change giving rise to such increased costs is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof; and provided further, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  If a Lender demands compensation under paragraph (a) or (b) of this Section with respect to Eurodollar Advances, the Borrower may, upon at least three Business Days’ notice to the Lender (with a copy of such notice to the Administrative Agent), elect that, until the circumstances causing such demand for compensation no longer apply to such Lender, all Eurodollar Rate Advances that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall be made at the same time as payments on the Eurodollar Rate Advances otherwise constituting part of such Borrowing.  Each Lender will use all reasonable efforts to give prompt notice to the Borrower of the event giving rise to any such demand for compensation.

SECTION 2.12.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Rate Advances or to fund or otherwise maintain Eurodollar Rate Advances hereunder, the obligation of such Lender to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; and provided further, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the circumstances permitting such demand and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; and provided further that if a Lender makes such a demand, the Borrower may, upon at least three Business Days’ notice to such Lender (with a copy of such notice to the Administrative Agent), elect that, until the circumstances causing such demand no longer apply to such Lender, all Eurodollar Rate Advances that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Advances and all payments or principal of and interest on such Base Rate Advances shall be made at the same time as payments on the Eurodollar Rate Advances otherwise constituting part of such Borrowing.

SECTION 2.13.  Payments and Computations.

(a)                                  The Borrower shall make each payment hereunder without set-off or counterclaim not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Facility Fee or Utilization Fee ratably (other than amounts payable pursuant to Section 2.02(c), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such

Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of the Facility Fee and the Utilization Fee shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest, Facility Fee or Utilization Fee, as the case may be; provided however that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14.  Taxes.

(a)                                  Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non–excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any

Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)                                 In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such Taxes and Other Taxes, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding (as between the Borrower, the Lenders and the Administrative Agent) for all purposes, and shall be prima facie evidence of the existence and amounts of the obligations of the Borrower noted therein.

(d)                                 Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s).  If no Taxes are payable in respect of any payment hereunder, upon the request of the Administrative Agent the Borrower will furnish to the Administrative Agent, at such address, a statement to such effect with respect to each jurisdiction designated by the Administrative Agent.

(e)                                  Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (in the case of each Bank) and on the date of the Assignment and Acceptance or New Lender Supplement pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.14(a).

(f)                                    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)                                 Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)                                 Any request by any Lender for payment of any amount under this Section 2.14 shall identify with reasonable specificity the basis for calculation of such amount, but such Lender shall not be required to disclose any confidential or proprietary information therein.

SECTION 2.15.  Set-Off; Sharing of Payments, Etc.

(a)                                  Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note each Lender may, without prior notice to the Borrower (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and other obligations and liabilities at any time held or owing by such Lender or any branch or agency thereof to or for the credit or account of the Borrower.  Each Lender shall promptly provide notice of such set-off to the Borrower, provided that failure by such Lender to provide such notice shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application.

(b)                                 If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set–off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(c), 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16.  Right to Replace a Lender.  If (i) the Borrower is required to make any additional payment pursuant to Section 2.11 or 2.14 to any Lender, (ii) if any Lender’s obligation to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended pursuant to Section 2.12 or (iii) any Lender defaults in its obligation to make Advances hereunder (in each case, such Lender being an “Affected Person”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Person as a party to this Agreement; provided that, no Default or Event of Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances of the Affected Person pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Advances) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.06 applicable to assignments, and (ii) the Borrower shall pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by the Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.11 and 2.14.

SECTION 2.17.  Evidence of Indebtedness.

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)                                  The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.17 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

ARTICLE 3

CONDITIONS OF LENDING

SECTION 3.01.  Conditions Precedent to Initial Borrowing.  The obligation of each Lender to make an Advance on the occasion of the initial Borrowing is subject to the condition precedent that the Administrative Agent shall have received (unless waived) on or before August 28, 2002, the following, each (unless otherwise specified below) dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent and (except for the items in clauses (a), (b), (c) and (d)) in sufficient copies for each Lender:

(a)                                  Certified copies of (x) the charter and by-laws of the Borrower, (y) the resolutions of the Board of Directors of the Borrower authorizing and approving this Agreement and the transactions contemplated hereby, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

(b)                                 A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder;

(c)                                  A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and charter documents filed by the Borrower;

(d)                                 A favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Borrower, substantially in the form of Exhibit C hereto;

(e)                                  A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit D hereto;

(f)                                    A certificate of a Responsible Officer of the Borrower certifying that (i) no Default or Event of Default as of the date thereof has occurred and is continuing, and (ii) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the date thereof as if made on and as of such date; and

(g)                                 Such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or any Lender may, through the Administrative Agent, reasonably request.

SECTION 3.02.  Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)                                  the representations and warranties contained in Section 4.01 (not including, in the case of any Borrowing after the initial Borrowing, the Excluded Representations) are true and correct in all material respects on and as of the date of such Borrowing (other than any such representation and warranty that expressly speaks as of a date other than the date thereof, in which case such representation and warranty shall be true and correct in all material respects on and as of such other date as if made on and as of said date), before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)                                 No Event of Default or event, which, with the giving of notice or the passage of time or both, would be an Event of Default, has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.  The Borrower represents, warrants and agrees as follows:

(a)                                  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure to so qualify and be in good standing could have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)                                 The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s charter, by-laws or other organizational documents, (ii) contravene any contractual restriction binding on the Borrower or (iii) violate any law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Exchange Act and the regulations thereunder, and Regulations U and X issued by the Board of Governors of the Federal Reserve System, each as amended from time to time), or order, writ, judgment, injunction, decree, determination or award.  The Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for such violation or breach which would not have a Material Adverse Effect.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, the SEC or any other Governmental Authority or regulatory body is required (other than those which have been obtained) for the due execution, delivery and performance by the Borrower of this Agreement.

(d)                                 This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(e)                                  (i)  The Borrower has heretofore furnished to each of the Lenders its unaudited Consolidated balance sheet and statements of income, stockholders’ equity and cash flows as at and for the three-month period ended March 31, 2002, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such three-month period, all in accordance with GAAP (subject, in the case of such financial statements as at March 31, 2002, to normal year-end audit adjustments); (ii) the Borrower has heretofore furnished to each of the Lenders its audited Consolidated balance sheet and statements of income, stockholders’ equity and cash flows as at and for the fiscal year ended December 31, 2001, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such fiscal year, all in accordance with GAAP; and (iii) since December 31, 2001, there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

(f)                                    Other than as disclosed in filings of the Borrower with the SEC, prior to the date of this Agreement, there is no action pending or threatened in writing or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to adversely affect this Agreement or the transactions contemplated hereby.

(g)                                 The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  The Borrower is, and after applying the proceeds of each Advance, will be in compliance with its obligations under Section 5.01(b).  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U–1 referred to in Regulation U, the statements made in which shall be such, in the opinion of each Lender, as to permit the transactions contemplated hereby in accordance with Regulation U.

(h)                                 The Borrower is not an “investment company”, or a Person “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(i)                                     All written information that has been made available by the Borrower or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement was, on or as of the dates on which such information was made available, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.  All financial projections that have been prepared by the Borrower and made available to the Administrative Agent or any Lender in connection with the negotiation of this Agreement have been prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control and no assurance can be given that the projections will be realized).  There is no fact known to the Borrower that has had, or would reasonably be expected to have, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

(j)                                     Other than the NASD Employee Retirement Plan, neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or Multiple Employer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations, except where noncompliance would not have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any material contribution or pay any material amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. The Borrower has not engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which may reasonably be expected to have a Material Adverse Effect. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan or Multiple Employer Plan with an Unfunded Liability being transferred out of the Controlled Group which would reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

(k)                                  The Borrower and each of its Significant Subsidiaries is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to the Borrower, its Subsidiaries and all of their respective properties, except to the extent failure to so comply could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(l)                                     The Borrower is, and after giving effect to the making of the Advances and the use of proceeds thereof will be, Solvent.

ARTICLE 5

COVENANTS OF THE BORROWER

SECTION 5.01.  General Covenants.  So long as any Commitment remains in effect or any amount remains payable by the Borrower under this Agreement, the Borrower covenants and agrees that:

(a)           Financial Reporting.  The Borrower will furnish to the Lenders:

(i)                                     As soon as practicable and in any event within 120 days after the close of each of its fiscal years, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at the end of such year and the consolidated statements of income, changes in stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for such year, with the unqualified opinion thereon of independent certified public accountants of nationally recognized standing prepared in accordance with GAAP.

(ii)                                  As soon as practicable and in any event within 75 days after the close of each quarterly period (other than the fourth quarterly period) of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated income and cash flow statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)                               Together with the financial statements required by clauses (i) and (ii), a compliance certificate in substantially the form of Exhibit E hereto signed by the chief financial officer of the Borrower showing the calculations necessary to determine compliance with the covenants contained in Section 5.02 and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(iv)                              As soon as possible and in any event within 30 days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower or his designee, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(v)                                 Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower files with the SEC or any securities exchange.

(vi)                              Such other information concerning the Borrower and its business as the Administrative Agent or any Lender may from time to time reasonably request.

(b)           Use of Proceeds.  The Borrower will use the proceeds of the Advances solely for its general corporate purposes; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(c)                                  Certain Notices.  The Borrower will give prompt notice in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Event of Default, (ii) Consolidated Tangible Net Worth falling below the Initial Threshold and any subsequent reduction thereof, together with an indication of the reason for such reduction, and (iii) any other development, financial or otherwise, relating specifically to the Borrower which has had a Material Adverse Effect.

(d)                                 Conduct of Business.  The Borrower will, and will cause each Significant Subsidiary to, do all things necessary (if applicable) to remain duly incorporated, validly existing and in good standing as a corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to remain in good standing or to maintain such authority would not reasonably be expected to have a Material Adverse Effect; provided that nothing herein shall prevent the consummation of a transaction that is expressly excepted from the provisions of Section 6.01(f) by the proviso thereto.

(e)                                  Taxes.  The Borrower will, and will cause each Significant Subsidiary to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

(f)                                    Insurance.  The Borrower will, and will cause each Significant Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property, or shall maintain self-insurance, in such amounts and covering such risks as is consistent with sound business practice for Persons in substantially the same industry as the Borrower or such Significant Subsidiary, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

(g)                                 Compliance with Laws.  The Borrower will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including ERISA), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(h)                                 Maintenance of Properties.  The Borrower will, and will cause each Significant Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.

(i)                                     Inspection.  Subject to Section 8.12, upon the occurrence and during the continuance of an Event of Default, the Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders (coordinated through the

Administrative Agent), by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times and intervals as the Lenders may designate.

(j)            Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary and (b) the Borrower or any Subsidiary may merge or consolidate with any other Person provided that, prior to and after giving effect to such merger or consolidation, no Default or Event of Default shall exist.

(k)           Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of all or substantially all of its Property to any other Person(s) in any twelve month period; provided that, any Subsidiary may lease, sell or otherwise dispose of its Property to any other Subsidiary.

(l)            Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on the Property of the Borrower or any of its Subsidiaries, except:

(i)                                     Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are not material and are paid promptly upon receipt of notice of nonpayment, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(ii)                                  Liens imposed by law, such as carriers’, warehousemen’s, materialmen, landlord’s, carrier’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)                               Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, including, without limitation, statutory deposits under applicable insurance laws;

(iv)                              Liens existing on the Closing Date and described in Schedule II hereto;

(v)                                 any Lien existing on any Property of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover any other Property;

(vi)                              purchase money Liens upon or in any Property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure Indebtedness incurred for the purpose of financing the acquisition, construction or improvement of such Property, or Liens existing on any such Property at the time of or within one year of its acquisition or the completion of the construction or improvement thereof, provided, however, that no such Lien shall extend to or cover any Property other than the Property being acquired, constructed or improved;

(vii)                           any Lien on any Property of any Person existing at the time such Person is merged, acquired or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event, provided that no such Lien shall extend to or cover any other Property;

(viii)                        any Lien existing on any Property prior to the acquisition thereof by the Borrower or a Subsidiary thereof and not created in contemplation of such acquisition; provided that no such Lien shall extend to or cover any other Property;

(ix)                                Permitted Liens;

(x)                                   Liens consisting of the interest of the lessor in Property under Capital Lease Obligations; provided, however, that no such Lien shall extend to or cover any Property other than the Property subject to such Capital Lease Obligations;

(xi)                                Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities; provided that no such Lien shall extend to or cover any Property other than the securities thereto;

(xii)                             Liens on Property of any Subsidiary of the Borrower securing obligations owing to the Borrower or any of its other Subsidiaries;

(xiii)                          the replacement, extension or renewal of any Lien otherwise permitted under this Section upon or in the same Property theretofore subject thereto; provided that no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced; and

(xiv)                         other Liens securing Indebtedness and other obligations up to an aggregate principal amount at any time outstanding and not exceeding 10% of Consolidated Tangible Net Worth.

SECTION 5.02.  Financial Covenants.  So long as any Commitment remains in effect or any amount remains payable under this Agreement, the Borrower covenants and agrees that:

(a)           The Borrower shall not permit the ratio of (i) Consolidated Total Long-Term Indebtedness to (ii) Consolidated Capitalization at any time to be greater than 1.0 to 1.0.

(b)  (i)              The Borrower shall not permit Consolidated Tangible Net Worth to be at any time less than the Initial Threshold.

(ii)                                  Notwithstanding the foregoing, Consolidated Tangible Net Worth may be reduced below the Initial Threshold as a result of Share Repurchases, but in no event shall the Borrower permit Consolidated Tangible Net Worth to be at any time less than the sum of (x) $100,000,000 plus (y) an amount equal to 50% of Consolidated Net Income (if positive) for each fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2002 plus (z) an amount equal to 75% of net proceeds of any public equity offering by the Borrower or any Subsidiary after the date hereof.

(c)                                  The Borrower shall not permit its ratio of (i) Consolidated EBIT for any fiscal quarter of the Borrower to (ii) Consolidated Interest Expense for such fiscal quarter to be less than 2.0 to 1.0.

ARTICLE 6

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance, or any Facility Fee or Utilization Fee, or any other amount whatsoever payable hereunder when due and such failure remains unremedied for five Business Days; or

(b)                                 Any representation or warranty made by the Borrower herein or by the Borrower in connection with this Agreement or any certificate furnished hereunder shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                                  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(b), (c)(i), (j) or (k) or in Section 5.02 or (ii) the Borrower shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure remains unremedied for 45 days after notice thereof shall have been given to the Borrower by the Administrative Agent or the Administrative Agent on behalf of any Lender; or

(d)                                 The Borrower or any of its Subsidiaries shall fail to pay any principal of any other Indebtedness of the Borrower which is outstanding in an aggregate principal amount of at least $50,000,000, or its equivalent in other currencies (in this clause (d) called “Material Indebtedness”), in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of any Material

Indebtedness, or to require the same to be prepaid or defeased (other than by a regularly required payment); or

(e)                                  The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                                    A Change in Control shall occur; provided that it is not an Event of Default if the Borrower:  (x) consolidates with or becomes a party to a merger with any other Person or (y) sells, transfers, leases, or otherwise disposes of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company) at the time of such sale or other disposition if (i) the Person (if other than the Borrower) which results from such consolidation or merger or which acquires the assets (the “surviving Person”) is a Person organized under the laws of any state of the United States or the District of Columbia or the laws of any country which is a member of the OECD (other than Portugal and Italy), that is primarily engaged in the business of acting as an operator of a securities market or similar to a national securities exchange or national market system under the laws of any such jurisdiction, (ii) the due and punctual payment of the principal, fees, if any, and interest on the Borrowings, and the due and punctual performance and observation of all of the covenants in the credit agreement to be performed or observed by the Borrower are expressly assumed in writing by the surviving Person and the surviving Person shall furnish to the Lenders an opinion of counsel reasonably satisfactory to the Lenders to the effect that the instrument of assumption has been duly authorized, executed and delivered, has been approved by all necessary governmental action, and constitutes the legal, valid and binding contract and agreement of the surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist.

(g)                                 Any judgment or order for the payment of money in excess of $50,000,000 (excluding for purposes of such determination such amount of any insurance proceeds paid on behalf of the Borrower or any of its Subsidiaries in respect of such judgment(s) or order(s) or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy) shall be rendered against the

Borrower or any of its Subsidiaries and shall remain unsatisfied, and either  (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)                                 The Borrower or any member of its Controlled Group shall terminate, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, or to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Single Employer Plan or Multiple Employer Plan having Unfunded Liabilities in excess of $50,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default with respect to the Borrower of the kind referred to in clause (e) above, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7

THE ADMINISTRATIVE AGENT

SECTION 7.01.  Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02.  Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability to the Lenders under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.  Citibank and Affiliates.  With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.  Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final-non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06.  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Borrower.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07.  Sole Lead Arranger and Sole Book Manager.  The Sole Lead Arranger and Sole Book Manager named on the cover page of this Agreement, in their capacities as such, shall have no obligation, responsibility or required performance hereunder and shall not become liable in any manner hereunder to any party hereto.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) increase or extend the Commitments of such Lenders (other than an increase of the Commitments pursuant to Section 2.04(c)), (b) reduce the principal of, or interest on, the Notes or any fees (other than the Administrative Agent’s fee referred to in Section 2.03(c)) or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees (other than the Administrative Agent’s fee referred to in Section 2.03(c)) or other amounts payable hereunder, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (e) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.  This Agreement and the agreement referred to in Section 2.03(c) constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

SECTION 8.02.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and mailed or delivered by hand:

(a)                                  if to the Borrower:

The Nasdaq Stock Market, Inc.

80 Merritt Blvd.

Trumbull, CT 06611

Attention:  Treasury Department

Telephone No.:  203-385-5873

and with a copy to:

The Nasdaq Stock Market, Inc.

1801 K Street, N.W.

Washington, D.C. 20006

Attention:  Office of General Counsel

    Contracts Group

Telephone No.:  202-728-8875

(b)                                 if to the Administrative Agent:

Citibank, N.A.

Two Penns Way, Suite 200

New Castle, Delaware  19720

Attention:  Vincent Farrell

Telephone No.:  302-894-6032

Telecopier No.:  302-894-6120

(c)                                  if to any Lender, at the Domestic Lending Office specified in the Administrative Questionnaire of such Lender;

or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall be deemed to have been duly given or made (i) in the case of hand deliveries, when delivered by hand, and (ii) in the case of mailed notices, three Business Days after being deposited in the mail, postage prepaid, except that notices and communications to the Administrative Agent pursuant to Article 2 or 7 shall not be effective until received by the Administrative Agent.

SECTION 8.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.  Costs, Expenses and Indemnification.

(a)                                  The Borrower agrees to pay and reimburse on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out–of–pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement.  The Borrower further agrees to pay promptly all costs and expenses, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses of the Administrative Agent and each of the Lenders), properly incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).  Such reasonable fees and out-of-pocket expenses shall be reimbursed by the Borrower upon presentation to the Borrower of a statement of account, regardless of whether this Agreement is executed and delivered by the parties hereto or the transactions contemplated by this Agreement are consummated.

(b)                                 The Borrower hereby agrees to indemnify the Administrative Agent, Salomon Smith Barney Inc., each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and out-of-pocket disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its stockholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 3 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such direct claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, and the Borrower waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.04 any special, exemplary, punitive or consequential damages.  The agreements in this Section 8.04(b) shall survive repayment of the Borrowings and all other amounts payable hereunder.

(c)                                  If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Advance is made other than on the last day of an Interest Period for such Advance as a result of any optional or mandatory prepayment, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than loss of profit) which it may reasonably incur as a result of such payment, Continuation or Conversion and the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 8.05.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06.  Assignments and Participations.

(a)                                  Each Lender may, with notice to and the consent of the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower (such consents not to be unreasonably withheld), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided that:

(i)                                     each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement,

(ii)                                  except in the case of an assignment by a Lender to one of its Affiliates or to another Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and

Acceptance with respect to such assignment) shall in no event (unless the Borrower and the Administrative Agent otherwise agree) be less than the lesser of (x) such Lender’s Commitment hereunder and (y) $10,000,000 or an integral multiple of $1,000,000 in excess thereof,

(iii)                               each such assignment shall be to an Eligible Assignee,

(iv)                              the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and

(v)                                 the parties to each such assignment (other than the Borrower) shall deliver to the Administrative Agent a processing and recordation fee of $3,500.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)                                 By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed (and the Borrower and the Administrative Agent shall have consented to the relevant assignment) and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)                                 The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders, the Commitment of, and principal amount of the Advances owing to, each such Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement, or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Notes, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Advances, in each case to the extent the same are subject to such participation.

(f)                                    Any Lender may, in connection with any permitted assignment or participation or proposed assignment or participation pursuant to this Section 8.06 and subject to the provisions of Section 8.12, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any of its Subsidiaries or Affiliates furnished to such Lender by or on behalf of the Borrower.

(g)                                 Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Administrative Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h)                                 Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, with notice to but without the consent of the Administrative Agent or the Borrower, assign to an Affiliate of such Lender (excluding any Affiliate of such Lender primarily engaged in the insurance or mutual fund business) all or any portion of its rights (but not its obligations) under this Agreement.

SECTION 8.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 8.08.  Severability.  In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any counterpart hereof may be executed and delivered via telecopier, and each such counterpart so executed and delivered shall have the same force and effect as an originally executed and delivered counterpart hereof.

SECTION 8.10.  Survival.  The obligations of the Borrower under Sections 2.02(c), 2.14 and 8.04, and the obligations of the Lenders under Sections 7.05 and 8.12, shall survive the payment of all amounts owing under this Agreement and the termination of the Commitments.  In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

SECTION 8.11.  Waiver of Jury Trial.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12.  Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower or any of its Subsidiaries or Affiliates pursuant to this Agreement in confidence and for use in connection with this Agreement, including without limitation, for use in connection with its rights and remedies hereunder, except for disclosure (a) to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory officials, (d) as requested pursuant to or as required by law, regulation, or legal process, (e) in connection with any legal proceeding to which such Lender is a party and (f) to a proposed assignee or participant permitted under Section 8.06 which shall have agreed in writing for the benefit of the Borrower and its Subsidiaries and Affiliates to keep such disclosed confidential information confidential in accordance with this Section.

SECTION 8.13.  Relationship.  The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower

THE NASDAQ STOCK MARKET, INC.

By	/s/ Richard G. Ketchum
	Name:	Richard G. Ketchum
	Title:	President

By	/s/ David P. Warren
	Name:	David P. Warren
	Title:	Executive Vice President and Chief Financial Officer

Administrative Agent

CITIBANK, N.A., as Administrative Agent

By	/s/ Robert A. Danziger
	Name:	Robert A. Danziger
	Title:	Attorney-in-Fact

Banks

CITIBANK, N.A.

By	/s/ Robert A. Danziger
	Name:	Robert A. Danziger
	Title:	Attorney-in-Fact

CREDIT LYONNAIS NEW YORK BRANCH

By	/s/ W.S. Denton
Name:		W.S. Denton
Title:		Senior Vice President

BANK ONE, N.A.

By	/s/ Andrea S. Kantor
Name:		Andrea S. Kantor
Title:		Director

FIFTH THIRD BANK

By	/s/ Ann Pierson
	Name:	Ann Pierson
	Title:	Corporate Banking Officer

RIGGS BANK, N.A.

By	/s/ Edward J. Goedecke
	Name:	Edward J. Goedecke
	Title:	Vice President

SCHEDULE I

Banks and Commitments

Bank	Commitment

Citibank, N.A.	$45,000,000
Credit Lyonnais New York Branch	40,000,000
Bank One, N.A.	25,000,000
Fifth Third Bank	25,000,000
Riggs Bank, N.A.	15,000,000
Total	$150,000,000

Schedule I

SCHEDULE II

Existing Liens

Secured Party		Jurisdiction	Date Filed	File #

1.	Crestar Bank	Connecticut	5/22/97	0001773025

2.	MCI Telecommunications Corporation assigned to General Electric Capital Corporation	Connecticut	5/26/98	0001860

3.	Leasetec Corporation	Connecticut	7/24/00	0002011460

4.	The Manifest Group	Connecticut	illegible	00PN10777

5.	The Manifest Group	Connecticut	5/31/00	00PN27274

6.	Crestar Bank	Maryland	5/20/97	230B2110053

7.	IBM Corporation	Maryland	8/29/00	1000218501000000

8.	Varilease Corporation	Maryland	10/29/96	087B2110001

9.	MCI Telecommunications Corporation assigned to General Electric Capital Corporation	New York	6/25/98	136359

10.	The Manifest Group	New York	3/13/00	050117

11.	The Manifest Group	New York	5/26/00	104341

12.	Compaq Financial Services	New York	1/22/02	015103

13.	Crestar Bank	Washington, D.C.	5/22/97	9700008112

14.	MCI Telecommunications Corporation assigned to General Electric Capital Corporation	Washington, D.C.	6/25/98	9800011457

15.	The Manifest Group	Washington, D.C.	4/3/00	2000031880

Schedule II

EXHIBIT A

NOTICE OF BORROWING

Citibank, N.A., as Administrative

Agent for the Lenders parties

to the Credit Agreement

referred to below

Two Penns Ways, Suite 200

New Castle, Delaware  19720

Attention:  [              ]

[Date]

Ladies and Gentlemen:

The undersigned, The Nasdaq Stock Market, Inc. (the “Borrower”), refers to the 364-Day Credit Agreement, dated as of August 29, 2002 (as from time to time amended, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is                          ,          .

(ii)                                  The Type of Advances initially comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)                               The aggregate amount of the Proposed Borrowing is $                      .

[(iv)                                The initial Interest Period for each Advance made as part of the Proposed Borrowing is           month[s]](1)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)                                  the representations and warranties contained in Section 4.01 (not including, in the case of a Borrowing after the initial Borrowing, the Excluded Representations) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on

(1)                                  For Eurodollar Rate Advances only.

Notice of Borrowing

and as of such date (other than any such representation and warranty that, by its terms, refers to a date other than the date hereof);

(b)                                 no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or, to the best of the undersigned’s knowledge, a Default.

Very truly yours,

THE NASDAQ STOCK MARKET, INC.

By
Title:

2

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

Dated                          ,

Reference is made to the 364-Day Credit Agreement dated as of August 29, 2002 (as from time to time amended, the “Credit Agreement”) among The Nasdaq Stock Market, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

                             (the “Assignor”) and                              (the “Assignee”) agree as follows:

1.                                       The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor’s Commitment and the Advances owing to the Assignor.  After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth in Schedule 1.

2.                                       The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.                                       The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it

Assignment and Acceptance

will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].(1)

4.                                       Following the execution of this Assignment and Acceptance by the Assignor and the Assignee and the consent of the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5.                                       Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.                                       Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, Facility Fee and Utilization Fee with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.                                       This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

(1)                                  If the Assignee is organized under the laws of a jurisdiction outside the Untied States.

2

SCHEDULE 1

to

Assignment and Acceptance

Percentage assigned to Assignee                                           %

Assignee’s Commitment                                                              $

Aggregate outstanding principal

amount of Advances assigned                   $

Effective Date (if other than

date of acceptance by

Administrative Agent)*	,

[NAME OF ASSIGNOR], as Assignor

By
Title:

[NAME OF ASSIGNEE], as Assignee

By
Title:

Domestic Lending Office:

Eurodollar Lending Office:

*              This date should be no earlier than the date of acceptance by the Administrative Agent.

Accepted this day
of ,

CITIBANK, N.A., as
Administrative Agent

By
Title:

CONSENTED TO:

THE NASDAQ STOCK MARKET, INC.

By
Title:

EXHIBIT C

[Form of Opinion of Special Counsel to the Borrower]

[date]

To each Bank listed

on Schedule I hereto

Re: The Nasdaq Stock Market, Inc. Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to The Nasdaq Stock Market, Inc., a Delaware corporation (the “Company”), in connection with the preparation, execution and delivery of the 364-Day Credit Agreement dated as of August 29, 2002 (the “Credit Agreement”), among the Company, Citibank, N.A., as administrative agent (in such capacity, the “Agent”), Salomon Smith Barney Inc. as sole lead arranger and sole book manager and the Banks (as defined in the Credit Agreement) and certain other agreements, instruments and documents related to the Credit Agreement. This opinion is being delivered pursuant to Section 3.01(d) of the Credit Agreement.

In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials, including the facts and conclusions set forth therein. Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)  the Credit Agreement;

(b)  the certificate of [David P. Warren, Executive Vice President and Chief Financial Officer] of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Officer’s Certificate”);

(c)  certified copies of the Restated Certificate of Incorporation and By-laws of the Company;

Opinion of Counsel of the Borrower

(d)  a certified copy of certain resolutions of the Board of Directors of the Company adopted on March 13, 2002;

(e)  a certificate, dated August 19, 2002, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware; and

(f)  such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We express no opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board) and (iii) the General Corporation Law of the State of Delaware (the “DGCL”).

“Applicable Contracts” mean those agreements or instruments set forth on Schedule I to the Officer’s Certificate and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Company.  “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws.  “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York, the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board) and the DGCL.  “Applicable Orders” means those orders or decrees of governmental authorities identified on Schedule II to the Officer’s Certificate.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.  Based solely on our review of the certificate described in clause (e) above, the Company has been duly formed and is validly existing and in good standing under the Applicable Laws of the State of Delaware.

2.  The Company has the corporate power and authority to execute, deliver and perform all of its obligations under the Credit Agreement under the Applicable Laws of the State of Delaware.  The execution and delivery of the Credit Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company under the Applicable Laws of the State of Delaware.  The Credit Agreement has been duly executed and delivered by the Company under the Applicable Laws of the State of Delaware.

2

3.  The Credit Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms under the Applicable Laws of the State of New York.

4.  The execution and delivery by the Company of the Credit Agreement and the performance by the Company of its obligations under the Credit Agreement, in accordance with its terms, does not (i) conflict with the Restated Certificate of Incorporation or By-laws of the Company, (ii) constitute a violation of, or a default under, any Applicable Contracts or (iii) cause the creation of any security interest or lien upon any of the property of the Company pursuant to any Applicable Contracts.  We do not express any opinion, however, as to whether the execution, delivery or performance by the Company of the Credit Agreement will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company.  We call to your attention that certain of the Applicable Contracts are governed by laws other than those as to which we express our opinion.  We express no opinion as to the effect of such other laws on the opinions herein stated.

5.  Neither the execution, delivery or performance by the Company of the Credit Agreement nor the compliance by the Company with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York, the DGCL or any Applicable Law of the United States of America.

6.  No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any of the Credit Agreement by the Company or the enforceability of any of the Credit Agreement against the Company except those Governmental Approvals set forth in Schedule III to the Officer’s Certificate.

7.  Neither the execution, delivery or performance by the Company of its obligations under the Credit Agreement nor compliance by the Company with the terms thereof will contravene any Applicable Order against the Company.

8.  The Company is not and, solely after giving effect to the Credit Agreement and the application of the proceeds thereof as described therein, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Our opinions are subject to the following assumptions and qualifications:

(a)  enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)  we have assumed that the Credit Agreement constitutes the valid and binding obligation of each party to the Credit Agreement (other than the Company) enforceable against such other party in accordance with its terms;

3

(c)  the execution, delivery and performance of any of its obligations under the Credit Agreement do not and will not conflict with, contravene, violate or constitute a default under (i) any lease, indenture, instrument or other agreement to which the Company or its property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 4 herein), (iii) any rule, law or regulation to which the Company is subject (other than Applicable Laws of the State of New York, the DGCL and Applicable Laws of the United States of America as to which we express our opinion in paragraph 5 herein) or (iv) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 7 herein);

(d)  no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 6 herein) is required to authorize or is required in connection with the execution, delivery or performance by the Company of the Credit Agreement or the transactions contemplated thereby;

(e)  we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of the Agent or any party (other than the Company) to the Credit Agreement with any state, federal or other laws or regulations applicable to them or (ii) the legal or regulatory status or the nature of the business of any party;

(f)  we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Credit Agreement which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(g)  we express no opinion on the enforceability of any provision in the Credit Agreement purporting to prohibit, restrict or condition the assignment of rights under the Credit Agreement to the extent such restriction on assignability is governed by the Uniform Commercial Code;  and

(h)  we express no opinion with respect to any provision of the Credit Agreement to the extent it authorizes or permits any purchaser of a participation interest to set -off or apply any deposit, property or indebtedness with respect to any participation interest.

This opinion is being furnished only to you in connection with the Credit Agreement and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

4

EXHIBIT D

[Form of Opinion of Special New York

Counsel to the Administrative Agent]

[date]

To the Banks party to the

Credit Agreement referred to

below

Citibank, N.A., as Administrative

Agent

388 Greenwich Street

New York, New York  10013

Ladies and Gentlemen:

We have acted as special New York counsel to Citibank, N.A. (the “Administrative Agent”), as Administrative Agent, in connection with the 364-Day Credit Agreement dated as of August 29, 2002 (the “Credit Agreement”) among The Nasdaq Stock Market, Inc. (the “Borrower”), the lenders named therein and the Administrative Agent, providing for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $150,000,000.  Terms defined in the Credit Agreement are used herein as defined therein.  This opinion is being delivered pursuant to Section 3.01(e) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the Credit Agreement.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

In rendering the opinions expressed below, we have assumed, with respect to the Credit Agreement, that:

(i)                                     the Credit Agreement has been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Borrower) constitutes legal, valid, binding and enforceable obligations of, all of the parties thereto;

(ii)                                  all signatories to the Credit Agreement have been duly authorized;

(iii)                               all of the parties to the Credit Agreement are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement; and

(iv)                              all governmental approvals required for the Borrower to make and perform the Credit Agreement have been obtained and are in full force and effect.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(a)                                  The enforceability of Section 8.04(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.

(b)                                 The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(c)                                  We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, or (ii) Section 2.15 of the Credit Agreement.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

2

This opinion letter is, pursuant to Section 3.01(e) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to the Administrative Agent and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WFC/RW

[File No. 26653-47100]

3

EXHIBIT E

COMPLIANCE CERTIFICATE

To:                              The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain 364-Day Credit Agreement dated as of August 29, 2002 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Borrower, the banks named therein, Salomon Smith Barney Inc., as Sole Arranger and Book Manager and Citibank, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                       I am the duly elected Chief Financial Officer of the Borrower;

2.                                       I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.                                       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.                                       Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this         day of                   , 20    .

Schedule I to

Compliance Certificate

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of [                ] with
Provisions of Sections 5.02(a), 5.02(b) and 5.02(c) of
the Agreement

1.	Section 5.02(a)

	A.	Consolidated Total Long-Term Indebtedness	$

	B.	Consolidated Capitalization	$

	C.	Ratio of A to B	:1.0

	D.	Permitted Ratio	Not greater than 1.0:1.0

Complies Does Not Comply

2.	Section 5.02(b)

	A.	Consolidated Tangible Net Worth	$

	B.	50% of Consolidated Net Income (if positive)	$

	C.	75% of net proceeds from any public equity offering

	D.	Sum of (i) $175,000,000, (ii) B and (iii) C:	$

	E.	Comparison of A and D	A >/< D

Complies Does Not Comply

3.	Section 5.02(c)

	A.	Consolidated EBIT	$

	B.	Consolidated Interest Expense	$

	C.	Ratio of A to B	:1.0

	D.	Permitted Ratio	Not less than 2.0:1.0

Complies Does Not Comply

EXHIBIT F-1

[FORM OF NEW LENDER SUPPLEMENT]

SUPPLEMENT, dated                        , to the Credit Agreement dated as of August 29, 2002 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE NASDAQ STOCK MARKET, INC., a corporation organized under the laws of Delaware (the “Borrower”), the several banks and other financial institutions parties thereto (the “Lenders”), and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in subsection 2.04(c)(ii) thereof that any bank, financial institution or other entity, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.                                       The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $       .

2.                                       The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 3.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 2.14(e) of the Credit Agreement.

3.                                       The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

4.                                       Terms defined in the Credit Agreement shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By
Name:
Title:

Accepted this         day of
                      ,       .

THE NASDAQ STOCK MARKET, INC.

By
Name:
Title:

Accepted this           day of
                      ,        .

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

2

EXHIBIT F-2

[FORM OF COMMITMENT INCREASE SUPPLEMENT]

SUPPLEMENT, dated                      , to the Credit Agreement dated as of August 29, 2002 (as the same may be amended, supplemented otherwise modified from time to time, the “Credit Agreement”), among THE NASDAQ STOCK MARKET, INC., a corporation organized under the laws of Delaware (the “Borrower”), the several banks and other financial institutions parties thereto (the “Lenders”), and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in subsection 2.04(c) thereof that any Lender with (when applicable) the consent of the Borrower may increase the amount of its Commitment by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to increase the amount of its Commitment under the Credit Agreement;

NOW THEREFORE, the undersigned hereby agrees as follows:

1.                                       The undersigned agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement is accepted by the Borrower and the Administrative Agent it shall have its Commitment increased by $                 , thereby making the amount of its Commitment $                .

2.                                       Terms defined in the Credit Agreement shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By
Name:
Title:

Accepted this                  day of
                            ,         .

THE NASDAQ STOCK MARKET, INC.

By
Name:
Title:

Accepted this                     day of
                       ,        .

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

2